EXHIBIT 10.1.4

ADDENDUM I

This Addendum modifies Appendices I and II of the Management and Administrative Services Agreement by and between Company and Manager, dated November 1, 2003, as follows:

Section F. of Appendix I is deleted in its entirety and is replaced by the following:

F. INFORMATION SYSTEMS

1.	Company will select systems solutions to address its business needs, including but not limited to policy rating, issuance and administration, statistical reporting, regulatory reporting, accounting, reinsurance, claims and such other solutions or products as may be required.

Manager will participate in the process by assisting in the due diligence and evaluation of such products, and providing its views and / or recommendations to Company for its consideration.

2.	Company will license and pay for products required to support its business, and will be responsible for: managing and controlling the build out (i.e. screen design, forms and system mapping, algorithm development, state and bureau coding assignments), integrations, workflow development, and all testing and maintenance of the various system components as necessary. Company will control and manage all aspects of the project plan.

Manager will assist with the installation, implementation and integration of the chosen vendor rating, policy issuance, policy management systems and the necessary communication / transmission of data to Partner Agents to insure policy issuance can take place at Partner Agent’s office. Manager will work at Company’s direction and in accordance with Company’s priorities.

Manager will provide as information, all non-bureau rates, rules and forms in standard bureau formats via electronic directories in Microsoft Word, and will respond on rule interpretation and related questions. Manager will work in accordance with Company’s priorities.

3.	Manager will install, set up and maintain the vendor rating / issuance system at its expense at Manager’s site or an agreed to hosting site (contracted by Company) and provide remote access to all systems applications necessary for Company and its Partner Agents.

4.	Company will, if necessary, develop a “work around” strategy in order to enable its Partner Agents to begin writing business at a point in time when the system is not yet in production mode. Company and / or its Partner Agents will be responsible for assuring that the Partner Agent will meet defined data requirements in terms of content and quality.

Manager will make recommendations and assist in the development of agreed “work around” strategies, and will dedicate agreed resources to its development. The parties recognize that

Manager’s capabilities to administer manual processes will be dependent upon transaction volume and complexity.

Appendix II is hereby deleted in its entirety and is revised to read as follows:

APPENDIX II

COMPENSATION OF MANAGER

A.	Fees

Initial fee payable by Company to the Manager is $500,000 payable $200,000 at December 31, 2003 and $300,000 at June 30, 2004. Initial fees are due and payable irrespective of the Company’s success in raising capital.

For the calendar year January 1 — December 31, 2004, the Company will pay the Manager $4,266,664 payable in eight (8) equal installments of $533,333 each commencing in May 1, 2004; each such installment will be due to the Manager within thirty (30) days following the end of each month with the last installment being due and payable no later than January 31, 2005.

For the calendar year January 1, 2005 — December 31, 2005, the Company will pay the Manager $8,733,328 payable in twelve (12) equal installments of $727,777 each commencing on January 1, 2005; each installment will be due to the Manager within thirty (30) days following the end of each month with the last installment being due and payable no later than January 31, 2006.

Company and Manager agree to review Manager’s costs as of December 31, 2004 and to increase the monthly payment for 2005 if needed, but in no event will the payment be reduced below the minimum of $727,777.

B.	Expenses

Certain expenses may be incurred and reimbursable to Manager with the prior approval of Company. Such expenses are payable within ten (10) days of invoice date. These expenses are in addition to the Fees described above:

1.	Air fare, travel, hotel and meals expenses.

2.	Actual filing costs imposed by state regulators for form, rate and rule filings.

3.	Actuarial fees in support of rate filings.

4.	Attorney or consultant fees incurred to expedite filings or to deal with specific legal or regulatory issues.

5.	Agent licensing and/or appointment fees.

Signed this 26th Day of April   , 2004.

COMPANY: Specialty Underwriters’ Alliance, Inc., for and on behalf of itself and its subsidiaries existing now or hereafter

BY: /s/ Courtney Smith

NAME: Courtney Smith
TITLE: President & CEO

Witnessed by: /s/ Tricia Horn

Tricia Horn

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MANAGER: Syndicated Services Company, Inc.

BY: /s/ George P. Lagos    4/30/04

NAME: George P. Lagos
TITLE: President & CEO

Witnessed by: /s/ Cathy O’ Neil

Cathy O’ Neil

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